Exhibit 10.25

November 29th 2004

John Kelley

14 Green Hill Road,

Chester, New Jersey 07930

Dear John,

It is my pleasure to submit to you this revised offer of employment with The Medicines Company (the “Company”) as President and Chief Operating Officer reporting to me.   Everyone with whom you’ve met is enthusiastic about your joining us and I firmly believe that your background, qualifications, management and leadership credentials will strongly contribute to our business. We appreciate the commitment you have shown by adjusting your start date to December 1st 2004, and we recognize that you need to honor certain personal and/or professional commitments for travel during December/January.

On behalf of the Company, I have set forth below the terms of your employment. This offer letter supersedes and cancels all prior oral and written negotiations, agreements and commitments.

•                  You are being employed to serve on a full-time basis as President and Chief Operating Officer.

•                  Your salary shall be $13,125 per pay period (semi-monthly) (annualized rate of $315,000.00).

•                  You will receive a payment of $20,000, as a “one-time” sign-on payment, such payment to be made in the first pay-period after your commencement.

•                  You will be granted options to purchase 225,000 shares of Common Stock of the Company at an exercise price to be determined by the closing price of the stock on the date of grant – this is expected to be your first day of employment.

•                  Based on your meeting company and personal performance goals, and at the sole discretion of the Board of Directors, your target bonus is 50%.  Generally this level of bonus would be anticipated if you meet all of the goals set for you and if the Company meets all of its annual business goals. To begin, your individual goals would be set in two steps. First, a set of “90-day objectives” which we will discuss and agree on during the first days of your employment. Second, a set of “2005 annual goals” which we can agree after consideration during the first 90-days of employment. Both sets of goals will take into account the overall Company goals. In subsequent years, we anticipate annual appraisal of the Company’s and of your performance at the end of each calendar year with goal-setting just before the beginning of each calendar year. We believe this should be a collaborative process. At this level of employment, we find that dialogue with the Board of Directors as well as with the Chief Executive Officer is very useful for performance management.

•                  You will be entitled to participate in any and all benefit and bonus programs that the Company establishes and makes available to its employees from time to time, including but not limited to, health insurance, life insurance and disability insurance, to the extent you meet all eligibility requirements for participation.

•                  You will be entitled to four weeks weeks of paid vacation per calendar year.

•                  You will be required to execute two agreements: 1) Invention and Non-disclosure Agreement and 2) Non-Competition and Non-Solicitation Agreement. Forms that we have used in the past are enclosed with this letter.

Your employment with the Company will be “at will,” which means that both the Company and you have the right to terminate the employment at any time for any reason.

The Company may also terminate your employment for “Cause” (as defined on Appendix 1 attached hereto).  If the Company terminates your employment for Cause, or if you voluntarily terminate your employment without Good Reason (as defined on Appendix 1 attached hereto), the Company will pay you your base salary through the date of termination and all other amounts required by law and the Company shall then have no further obligation to you.

If the Company terminates your employment other than for Cause or if a “Termination Event”  (as defined on Appendix 1 attached hereto) occurs, or if you terminate your employment for Good Reason, you will be entitled to receive (i) on the effective date of the termination of your employment, the equivalent of twelve months’ base salary plus a bonus payment equivalent to the average of the past three years’ (annualized if not full year) bonus (in a lump sum less applicable deductions), and (ii) for a period of twelve months after the effective date of the termination of your employment, reimbursement of COBRA health care premiums and outplacement assistance of your choosing.  In addition, if the Company terminates your employment other than for Cause, or if you voluntarily terminate your employment for Good Reason, your right to continue to vest in and exercise any stock option grants previously received will be extended for twelve months beyond the dates outlined in the respective stock option agreements.

Please understand that this is an offer letter and is not a contract of employment for a particular duration or period.

This offer is contingent upon your successful completion of the Company’s preliminary drug screen, satisfactory references and successful completion of all other facets of the Company’s pre-employment screening process.

Also, as a condition of employment you are to present proof of your identity and your eligibility to work in the United States, as required by United States Immigration and Naturalization.

As an employee, you will be required to abide by the rules and regulations of the Company.  You should also recognize that either you or the Company may terminate your employment at any time and for any reason, other than those specifically prohibited by law.

By accepting this offer, you confirm that your work for us in the position offered will not violate any non-competition or other agreement with other employers and that you will not violate any obligation not to use or disclose confidential information obtained from other employers.

If this letter sets forth the terms under which you will be initially employed by the Company, would you please so indicate by signing the enclosed copy of this letter in the space provided below.

I have enclosed two copies of this offer letter.  Please sign and return one of the copies to indicate your acceptance and your agreement with the terms stated in this letter.

Very truly yours,

/s/ Clive Meanwell

Clive Meanwell
Chairman, President and Chief Executive Officer

The foregoing correctly sets forth the terms of my employment by The Medicines Company.

/s/ John Kelley
John Kelley

APPENDIX 1

DEFINED TERMS

1.                                       “Cause” shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company (or, if applicable, a successor corporation to the Company); (iii) willful and material breach of the Company’s policies (or, if applicable, a successor corporation to the Company); (iv) intentional and material damage to the Company’s property (or, if applicable, a successor corporation to the Company); or (v) material breach of the employee’s confidentiality obligations or duties under the employee’s non-disclosure, non-competition or other similar agreement with the Company (or, if applicable, a successor corporation to the Company).

2.                                       “Change in Control Event” shall mean:

(i)                                     any sale or transfer of all or substantially all of the assets of the Company to another corporation or entity, any merger, consolidation or reorganization of the Company into or with another corporation or entity, with the result that, upon conclusion of the transaction, the voting securities of the Company immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity of such consolidation, merger or reorganization; or

(ii)                                  a disclosure that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than (A) the Company or (B) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, becomes the beneficial owner as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company; or

(iii)                               such time as individuals who as of the date hereof constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i) or (ii) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or

(iv)                              the liquidation or dissolution of the Company.

3.               “Termination Event” shall mean the termination of the employee’s employment on or prior to the first anniversary of the date of the consummation of a Change in Control Event (i) by the Company or an acquiring or succeeding corporation without Cause; or (ii) by the employee upon written notice given promptly after the Company’s or an acquiring or succeeding corporation’s taking of any of the following actions, which actions shall not have been cured within a 30-day period following such notice: (A) the principal place of the performance of the employee’s responsibilities (the “Principal Location”) is changed to a location outside of a 30 mile radius from the Principal Location; (B) there is a material reduction in the employee’s responsibilities without Cause; (C) there is a material reduction in the employee’s salary;  or (D) there is a significant diminution in the scope of the employee’s responsibilities without the employee’s agreement (excluding increases in responsibility and sideways moves to jobs with similar descriptions.

4.               “Good Reason” shall mean the Company’s or an acquiring or succeeding corporation’s taking of any of the following actions, which actions shall not have been cured within a 30-day period following written notice by the employee: (A) the Principal Location is changed to a location outside of a 30 mile radius from the Principal Location on the employee’s start date of employment with the Company; (B) there is a material reduction in the employee’s responsibilities without Cause; (C) there is a material reduction in the employee’s salary, benefits, bonus eligibility, or equity eligibility;  (D) there is a significant diminution in the scope of the employee’s responsibilities without the employee’s agreement (excluding increases in responsibility and sideways moves to jobs with similar descriptions); (E) the employee shall no longer report to the chief executive officer of the Company; or (F) there is a material breach of the Company’s obligations to the employee.